Exhibit 99.1

Contact:	David L. Kerr Senior Vice President — Corporate Development 713.386.1420 dkerr@comsys.com
COMSYS IT PARTNERS, INC. REPORTS THIRD QUARTER RESULTS
HOUSTON, TX (November 7, 2007) — COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading provider of information technology staffing and consulting services, today announced results for its third quarter and nine months ended September 30, 2007.
Revenue for the third quarter of 2007 was $187.2 million, up 0.8% from $185.7 million for the third quarter of 2006. Third quarter revenue included $1.9 million of revenue from Plum Rhino, the company acquired by COMSYS on May 31, 2007. Reimbursable expense revenue declined to $2.3 million in the third quarter of 2007 from $4.0 million in the third quarter of 2006, primarily due to lower consultant-related expenses at one major customer. This decline had no impact on gross margin as the related reimbursable expense was recognized in the same period.
Net income in the third quarter of 2007 was $9.6 million, or $0.48 per diluted share, at the upper end of management’s third quarter net income guidance of $9.1 million to $9.9 million, or $0.45 to $0.49 of earnings per diluted share.
For the third quarter of 2006, the Company reported net income of $2.9 million, or $0.15 per diluted share, which included $2.5 million, or $0.13 per diluted share, related to a loss on early extinguishment of debt. Excluding this amount, net income for the third quarter of 2007 increased 81% over the prior-year quarter.
“We were pleased with our financial results in the third quarter,” said Larry L. Enterline, Chief Executive Officer. “Net income was ahead of last year due to a decrease in interest expense, which resulted from lower debt levels. In addition, we continued to realize the benefits of efficiency initiatives implemented over the past year, and our gross margins continued to show the strength we experienced throughout 2006 and during the first half of 2007.”
“I would especially like to thank our operations leaders and their staffs for their efforts,” Enterline continued. “Although our revenue growth has slowed in 2007, we continue to focus on our customers and on making acquisitions that meet our criteria. To this end, we recently added over 30 consultants to our workforce in a small acquisition, becoming one of the largest suppliers of IT staffing services to a major energy company.”
Amy Bobbitt, Senior Vice President and Chief Accounting Officer, commented, “We entered 2007 with approximately 5,000 consultants on assignment and, after the seasonal reduction in consultant headcount we experience each year in January and the typical falloff we experience at the end of each quarter, we completed the third quarter near our year-end levels. Our current headcount in November is approximately 4,900 consultants. Gross margins improved to 25.2% in the third quarter of 2007 from 24.6% in the same period last year, up approximately $1.5 million between periods. Average bill rates have also improved during this period, increasing to $73.22 in the third quarter of 2007 from $68.92 in the third quarter of 2006. For the third quarter of 2007, EBITDA as a percentage of revenues increased to 7.6% from 6.8% in the same period last year.”
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CITP Reports Third Quarter Results

November 7, 2007
The Company’s debt balance declined to $72.7 million in the third quarter of 2007 from $98.4 million in the second quarter of 2007. COMSYS expects further debt reductions in the fourth quarter of 2007. During the third quarter of 2007, the Company generated EBITDA of $14.2 million compared with $12.7 million of EBITDA for the third quarter of 2006.
Selected operating data and reconciliations of non-GAAP financial measures to GAAP results for the third quarter ended September 30, 2007, are included below in a section before the financial tables.
Fourth Quarter 2007 Financial Guidance
For the fourth quarter of 2007, the Company expects to report revenue in a range of $180 million to $185 million and net income in the range of $8.4 million to $9.3 million, or approximately $0.42 to $0.46 per diluted share, on one less billing day than the third quarter of 2007. These estimated net income amounts are based on an effective tax rate of 9%. For the year ended December 30, 2007, the Company expects to report revenue in the range of $740 million to $745 million, and net income in the range of $33.1 million to $34.0 million, or approximately $1.65 to $1.69 per diluted share.
Conference Call Information
COMSYS will host a conference call today (November 7) at 10:00 a.m. Eastern time to discuss the quarterly financial results. The conference call-in number is (913) 981-4902 and the confirmation number is 8189644. The call will also be web cast live at www.comsys.com and www.earnings.com and replayed for 30 days at www.comsys.com. A seven-day telephonic replay of this conference call will be available by dialing (719) 457-0820. Callers should use the pass code 8189644 to gain access to the replay, which will be available through the end of the day on November 14, 2007.
About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading information technology services company with 45 offices across the U.S. and offices in Canada and the United Kingdom. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/ localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS primarily serves clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.
Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect the Company’s plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are based on the Company’s expectations and beliefs concerning future events affecting the Company, which reflect estimates and assumptions made by management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control, including:
•	the Company’s success in attracting, training, retaining and motivating billable consultants and key officers and employees;
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CITP Reports Third Quarter Results

November 7, 2007

•	the Company’s ability to shift a larger percentage of its business mix into IT solutions and project management and, if successful, its ability to manage those types of business profitably;

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	weakness or reductions in corporate information technology spending levels;

•	the Company’s ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the impact of competitive pressures on the Company’s ability to maintain or improve its operating margins, including any change in the demand for its services;

•	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market;

•	increases in employment-related costs such as healthcare and unemployment taxes;

•	the possibility of the Company’s incurring liability for the activities of its billable consultants or for events impacting its billable consultants on clients’ premises;

•	the risk that the Company may be subject to claims for indemnification under its customer contracts;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	the risk that cost cutting or restructuring activities could cause an adverse impact on certain of the Company’s operations;

•	economic declines that affect the Company’s business, including its profitability, liquidity or the ability to comply with applicable loan covenants;

•	adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms;

•	adverse changes to management’s periodic estimates of future cash flows that may affect the Company’s assessment of its ability to fully recover its goodwill;

•	whether governments will amend existing regulations or impose additional regulations or licensing requirements in such a manner as to increase the Company’s costs of doing business; and

•	other matters discussed in this press release and the Company’s most recent definitive proxy statement, Forms 10-K, 10-Q and 8-K, as well as matters discussed in its future SEC filings.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. They can be affected by inaccurate assumptions the Company might make or by known or unknown risks and uncertainties. The forward-looking statements included in this release are not guarantees of future performance, and the Company cannot assure the reader that those statements will be realized or that the forward-looking events or circumstances will occur. Actual future results may vary materially. Because of these factors, the Company cautions that investors should not place undue reliance on any of its forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, and is not responsible for any changes made to this release by wire or Internet services.
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CITP Reports Third Quarter Results

November 7, 2007
COMSYS IT PARTNERS, INC.
OPERATING DATA, SUPPLEMENTAL CASH FLOW INFORMATION AND NON-GAAP MEASUREMENTS
(IN THOUSANDS, EXCEPT OPERATING DATA)

Operating Data:	Three Months Ended
	September 30, 2007	July 1, 2007	October 1, 2006

Ending consultant headcount	4,982	4,996	5,181

Billing days	63	64	63

Revenue per billing day (in thousands)	$2,971	$2,916	$2,948

Average bill rate	$73.22	$72.05	$68.92

Gross margin percentage	25.2%	25.1%	24.6%

DSO	48	50	46

Supplemental Cash Flow Information:	Three Months Ended
	September 30, 2007	July 1, 2007	October 1, 2006
Net cash provided by operating activities	$26,951	$10,514	$12,563

Capital expenditures	$414	$261	$422

Non-GAAP Financial Measures:	Three Months Ended
	September 30, 2007	July 1, 2007	October 1, 2006

EBITDA:
GAAP net income	$9,617	$9,572	$2,856
Depreciation and amortization	1,653	1,589	2,198
Interest expense, net	1,993	2,296	4,851
Loss on early extinguishment of debt	—	—	2,468
Other expense (income), net	(18)	(223)	22
Income tax expense	941	460	274

EBITDA	$14,186	$13,694	$12,669

EBITDA as a % of GAAP revenue	7.6%	7.3%	6.8%

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). We believe EBITDA to be relevant and useful information to our investors in assessing our financial operating results as these measures are used by our management in evaluating our financial performance, liquidity, our ability to service debt and fund capital expenditures. However, these measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles, and may not be comparable to similarly titled measures reported by other companies. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.
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CITP Reports Third Quarter Results

November 7, 2007
COMSYS IT PARTNERS, INC.
STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Nine Months Ended
	September 30, 2007	July 1, 2007	October 1, 2006	September 30, 2007	October 1, 2006

Revenues from services	$187,195	$186,602	$185,734	$560,005	$551,935
Cost of services	139,945	139,768	139,991	420,920	418,247

Gross profit	47,250	46,834	45,743	139,085	133,688

Operating costs and expenses
Selling, general and administrative	33,064	33,140	33,074	101,625	101,595
Depreciation and amortization	1,653	1,589	2,198	4,700	6,537

	34,717	34,729	35,272	106,325	108,132

Income from operations	12,533	12,105	10,471	32,760	25,556
Interest expense, net	1,993	2,296	4,851	6,709	12,381
Loss on early extinguishment of debt	—	—	2,468	—	2,468
Other expense (income), net	(18)	(223)	22	(469)	(272)

Income before income taxes	10,558	10,032	3,130	26,520	10,979
Income tax expense (benefit)	941	460	274	1,849	(4,918)

Net income	$9,617	$9,572	$2,856	$24,671	$15,897

Net income per share:
Basic	$0.48	$0.48	$0.15	$1.24	$0.84
Diluted	$0.48	$0.47	$0.15	$1.23	$0.84

Weighted average shares outstanding:
Basic	19,459	19,243	18,698	19,182	18,604
Diluted	20,118	20,195	19,299	20,101	19,026
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CITP Reports Third Quarter Results

November 7, 2007
COMSYS IT PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash	$1,533	$1,605
Accounts receivable, net of allowance of $2,338 and $3,474, respectively	196,981	189,610
Prepaid expenses and other	2,934	3,741

Total current assets	201,448	194,956

Fixed assets, net	11,962	9,214
Goodwill	152,800	154,984
Intangible assets, net	10,618	9,142
Deferred financing costs, net	2,361	2,926
Restricted cash	2,821	2,794
Other assets	1,571	1,018

Total assets	$383,581	$375,034

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$134,379	$131,535
Payroll and related taxes	28,446	32,204
Current maturities of long-term debt	5,000	5,000
Interest payable	382	654
Other	9,549	13,506

Total current liabilities	177,756	182,899

Long-term debt	67,734	93,542
Other noncurrent liabilities	3,027	3,823

Total liabilities	248,517	280,264

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01; 95,000 shares authorized; 20,167 and 19,279 shares outstanding at September 30, 2007 and December 31, 2006, respectively	201	191
Common stock warrants	1,734	1,734
Accumulated other comprehensive income (loss)	85	(12)
Additional paid-in capital	222,256	206,740
Accumulated deficit	(89,212)	(113,883)

Total stockholders’ equity	135,064	94,770

Total liabilities and stockholders’ equity	$383,581	$375,034

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